Exhibit 10.1

AVINGER, INC.

WAIVER

DECEMBER 11, 2024

Reference is hereby made to that certain change of control and severance agreement, dated as of March 29, 2018, by and between Avinger, Inc. (the “Company”) and Jeffrey M. Soinski (the “Officer”) (the “Severance Agreement”) pursuant to which the Company has agreed to provide the Officer with certain severance payments, reimbursements for COBRA premiums, accelerated vesting of outstanding unvested stock options and restricted stock, and an extension of the post-termination exercise period for any options in connection with a Change of Control (as defined in the Change of Control and Severance Agreement).

Reference is also hereby made to that certain retention bonus agreement, dated as of March 9, 2021, by and between the Company and the Officer (the “Retention Agreement”) pursuant to which the Company agreed to pay the Officer an amount equal to 50% of the Officer’s salary in cash, equity or both, if the Officer remains in good standing in service to the Company as of December 31, 2024 (the “2024 Retention Bonus Payment”).

Reference is also hereby made to that certain offer letter agreement, dated as of December 18, 2014, by and between the Company and the Officer (the “Offer Letter Agreement”) pursuant to which the Company has agreed to provide the Officer with accelerated vesting of outstanding unvested stock options and restricted stock in connection with a Change in Control or a Change of Control and certain severance payments and reimbursements for COBRA premiums in connection with a termination without Cause (each as defined in the Offer Letter Agreement).

WHEREAS: in connection with a potential liquidation and distribution, the Company may transfer all of its right, title, interest in, and custody and control of, its property to a liquidating trust or an assignee who will liquidate the property and distribute the proceeds to the Company’s creditors to satisfy its obligations (the “Transfer”);

WHEREAS: under Section 3(b) of the Severance Agreement, the Transfer may be deemed to be a Change of Control;

WHEREAS: Officer desires to waive and forego Officer’s right and interest in the 2024 Retention Bonus Payment;

WHEREAS: pursuant to Section 3 of Exhibit A to the Offer Letter Agreement, the Transfer may be deemed a Change in Control or a Change of Control (as defined in the Offer Letter Agreement).

NOW, THEREFORE, BE IT RESOLVED AND AGREED: that the Officer waives the applicability of Section 3(b) of the Severance Agreement as it relates to the Transfer and that the Officer and the Company hereby agree that the Transfer shall not constitute a Change of Control (as defined in the Severance Agreement).

RESOLVED AND AGREED FURTHER: that the Officer hereby waives his right and interest in the 2024 Retention Bonus Agreement and hereby acknowledges that, as a result, the Employee has no further rights under the Retention Agreement including in connection with a Change in Control as that term is defined the Retention Agreement.

RESOLVED AND AGREED FURTHER: that the Officer waives the applicability of Sections 5 and 6 of the Offer Letter Agreement and Section 3 of Exhibit A to the Offer Letter Agreement as they relate to the Transfer and that the Officer and the Company hereby agree that the Transfer and any termination of the Officer in connection therewith shall not constitute a termination for Cause, or a Change in Control or a Change of Control (as those terms are defined in the Offer Letter Agreement).

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This Waiver is hereby acknowledged and agreed on behalf of the undersigned:

COMPANY:		OFFICER:

AVINGER, INC.

By:	/s/ Nabeel P. Subainati	/s/ Jeffrey M. Soinski
Name:	Nabeel P. Subainati	Jeffrey M. Soinski
Title:	Vice President, Finance